EXHIBIT 99.1


                         EQUITY INNS COMPLETES PURCHASE
                             OF FOUR MARRIOTT HOTELS
                         - Company Accelerates Closing-


GERMANTOWN, Tenn., December 21, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced that it has finalized its purchase of four hotels from the McKibbon Hotel Group, a hotel developer and management company, for $28.5 million, including the assumption of $13 million of debt. The Company was able to accelerate the purchase of these hotels into 2004, rather than its expected closing of the end of March 2005.

The four hotels comprise two Marriott Courtyards located in Knoxville, Tennessee and Mobile, Alabama, along with a Residence Inn in Macon, Georgia and a Springhill Suites in Asheville, North Carolina.

As previously disclosed, McKibbon Hotel Management, Inc. will continue to manage the hotel with an incentive-based management contract. Equity Inns estimates that the impact of the hotel will be positive to its 2005 funds from operations ("FFO").



About Equity Inns
Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 110 hotels with 13,508 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT: Equity Inns, Inc.
Howard Silver, 901-754-7774
           or
Integrated Corporate Relations, Inc.
Brad Cohen, 203-682-8211